Exhibit 99.1

Kerr-McGee Sets Special Meeting Date for Shareholder Vote on Merger Agreement

Oklahoma City, July 12, 2006 - Kerr-McGee Corp. (NYSE: KMG) today announced that it will hold a special meeting of its stockholders on August 10, 2006, at 2 p.m. CDT in the Robert S. Kerr Auditorium, Kerr-McGee Center, 123 Robert S. Kerr Ave., Oklahoma City, Okla., to vote on the proposed merger with Anadarko Petroleum Corp. (NYSE: APC). Stockholders who hold shares of Kerr-McGee Corp. common stock at the close of business on July 6, 2006, the record date of the special meeting, will be entitled to vote on the proposed merger.
On June 23, 2006, Kerr-McGee announced that its board of directors had unanimously approved an all cash offer of $70.50 per common share to merge into Anadarko Petroleum Corp. The merger agreement and the merger are described in the company’s definitive proxy statement, which was filed with the United States Securities and Exchange Commission and sent to stockholders on July 12, 2006. The proxy statement also can be viewed on the company’s website at www.kerr-mcgee.com.
Kerr-McGee is an Oklahoma City-based oil and natural gas exploration and production company focused in the U.S. onshore, deepwater Gulf of Mexico and select proven world-class hydrocarbon basins. For more information on Kerr-McGee, visit www.kerr-mcgee.com.

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Statements in this press release regarding the company's or management's intentions, beliefs or expectations, or that otherwise speak to future events, are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words "expects," "estimates," or similar words. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, changes in laws and regulations, the ability to respond to challenges in international markets, political or economic conditions in areas where Kerr-McGee operates, trade and regulatory matters, general economic conditions, progress made with respect to and developments related to the Company’s proposed merger with Anadarko Petroleum Corporation, and other factors and risks identified in the Risk Factors section of the company's Annual Report on Form 10-K and other U.S. Securities and Exchange Commission filings. Actual results and developments may differ materially from those expressed or implied in this filing.

Media contact:	John Christiansen Direct: 405-270-3995 Cell: 405-406-6574 jchristiansen@kmg.com

Investor contacts:	Rick Buterbaugh Direct: 405-270-3561	John Kilgallon Direct: 405-270-3521

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